Exhibit 10.3

Form of PHH Corporation Severance Agreement for Certain Executive Officers as approved by the PHH Corporation Compensation Committee on June 7, 2007.

PHH CORPORATION
EXECUTIVE SEVERANCE AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into effective as of ____________, 2007, by and between ________________ (“Executive”) and PHH Corporation, a Maryland corporation (the “Company”).

WHEREAS, the Executive is employed by the Company or one of its subsidiaries and the Company desires to provide the Executive with certain severance benefits as consideration for the Executive’s continued service with the Company and its subsidiaries.

NOW, THEREFORE, in consideration of the aforementioned and of the mutual covenants and conditions contained in this Agreement, it is agreed as follows:

1.  Severance Benefits.  In the event the Executive incurs a separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”)) with the Company and its Subsidiaries (as such term is defined in the Agreement and Plan of Merger Dated as of March 15, 2007 by and among PHH Corporation, General Electric Capital Corporation and Jade Merger Sub, Inc. (the “Merger Agreement”)) on or before the first anniversary of the Effective Time (the date on which the merger closes and becomes effective, as more fully defined in the Merger Agreement) as the result of any (i) involuntary termination of employment other than for Cause (as defined below) or Disability (as defined below), or (ii) voluntary termination of employment by the Executive as a result of any (I) change in the required location of the Executive’s employment as of the date of this Agreement in excess of 20 miles, (II) material diminution in the Executive’s duties or responsibilities as of the date of this Agreement, provided that the mere occurrence of the Merger, the Mortgage Business Sale (as defined in the Merger Agreement) and other transactions contemplated by the Merger Agreement or the Mortgage Business Sale Agreement (including the failure of the Executive to (x) retain responsibilities and duties in respect of either the Mortgage Business or the Fleet Business (as defined in the Merger Agreement) or (y) hold a position in a public company) shall not constitute diminution in duties or responsibilities, or (III) reduction of the Executive’s base salary or material reduction in compensation opportunity as of the date of this Agreement, the Company shall pay the Executive a single lump sum payment equal to $________ (“Severance Benefits”); provided, that the Executive executes the General Release substantially in the form attached hereto as Exhibit A and does not revoke such General Release as set forth therein.  Severance Benefits shall be paid no later than five days after the expiration of the seven-day period for revocation of the General Release.  For purposes of this Agreement, “Cause” means (a) a material failure of the Executive to substantially perform the Executive’s duties with the Company or one of its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (c) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (d) repeated instances of negligence in the performance of the Executive’s job or any instance of gross negligence in the performance of the Executive’s duties as an employee of the Company or one of its Subsidiaries; (e) any breach by the Executive of any fiduciary obligation owed to the Company or any Subsidiary or any material element of the Company’s Code of Ethics, the Company’s Code of Conduct or other applicable workplace policies; or (f) failure by the Executive to perform his or her job duties for the Company to the best of the Executive’s ability and in accordance with reasonable instructions and directions from the Executive’s supervisor, and the reasonable workplace policies and procedures established by the Company, as applicable, from time to time; and “Disability” means any condition which entitles the Executive to benefits under the Company’s long-term disability plan covering the Executive, as in effect at the time of any termination of employment.

2.  Notice and Opportunity to Cure.  Notwithstanding anything in Section 1 to the contrary, (i) no Severance Benefits shall be paid in connection with any voluntary termination of employment described in clause (ii) of Section 1 unless the Executive provides the Company with written notice of the existence of the condition described in clause (ii) no later than 90 days after the initial existence of such condition is known to Executive and the Company fails to remedy such condition within 30 days of the date of such written notice; and (ii) no termination shall be deemed to be for Cause as described in clauses (a), (d), (e) or (f) of Section 1 unless the Company provides the Executive with written notice of the existence of the conditions that constitute Cause no later than 90 days after the initial existence of such condition is known to the Company  and the Executive fails to remedy such condition within 30 days of the date of such written notice.

3.  Parachute Payments.  In the event that any payment or distribution by the Company for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or, including without limitation, pursuant to the vesting and acceleration provisions under the PHH 2005 Equity and Incentive Plan) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax is hereinafter referred to as the “Excise Tax”), then with the consent of the Executive, Severance Benefits shall be reduced to the extent necessary so that no portion of the Payment shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made. The “net after-tax benefit” shall equal the total of all Payments, less the Excise Tax.  The Company shall retain a nationally recognized accounting firm (the "Accounting Firm") that is reasonably acceptable to the Executive (which may be, but will not be required to be, the Company's independent auditors) to make a determination of whether the Severance Benefits should be reduced.  The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Company no later than 10 days prior to the date on which the Severance Benefits are to be paid.  If the Accounting Firm determines that the Severance Benefits should be reduced and the Executive consents, the Severance Benefits shall be reduced but only to the extent necessary so that no portion of the Payments shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Executive at the time prescribed by Section 1 of the Agreement.  If the Accounting Firm determines that none of the Payments, after taking into account any reduction pursuant to this Section 3, constitutes a “parachute payment” within the meaning of Section 280G of the Code, it will, at the same time as it makes such determination, furnish the Executive and the Company an opinion that the Executive has substantial authority not to report any Excise Tax.  The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3.  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 3 shall be borne by the Company.

4.           Arbitration.  Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Executive’s employment as of the date hereof, in accordance with the JAMS Employment Arbitration Rules and Procedures then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Any dispute or controversy or claim in connection with this Agreement shall be reviewed based on the de novo standard of review with respect to any determinations made by the Company.  In the event that the Executive substantially prevails in any such dispute, controversy or claim, all costs and reasonable attorneys’ fees paid or incurred by the Executive in connection with such dispute, controversy or claim shall be paid or reimbursed by the Company.

5.           Amendment and Termination.  This Agreement may not be amended or terminated without written consent by both the Executive and the Company.

6.           Employment and Assumption by Pearl.  In the event that Pearl Mortgage Acquisition 2, L.L.C. (“Pearl”) or any of its Subsidiaries (i) offers Executive employment in the Mortgage Business (as defined in the Merger Agreement) under terms and conditions which, if provided by the Company, would not constitute a (I) change in required location as described in Section 1(ii)(I) of this Agreement, (II) material diminution in the Executive’s duties or responsibilities as described in Section 1(ii)(II) of the Agreement, or (III) reduction in the Executive’s base salary or material reduction in compensation opportunities as described in Section 1(ii)(III) of this Agreement, and (ii) assumes all obligations of the Company under this Agreement, then (x) if the Executive does not accept such offer of employment, he will not be entitled to any Severance Benefits under Section 1 of this Agreement in the event the Executive’s employment is terminated on account of the failure to accept such employment, and (y) if the Executive does accept such employment, on and after the effective date of such employment with Pearl, all references in the Agreement to “Company” shall be deemed to be references to Pearl (except where the context requires otherwise) and Pearl shall be liable for the payment of all Severance Benefits as provided in Section 1 of this Agreement in connection with any termination of employment described in clause (i) or (ii) of Section 1 of this Agreement which occurs after Executive accepts employment with Pearl or one of its Subsidiaries.  Except as otherwise provided in this Section 6, none of the rights or obligations of either of the parties to the Agreement may be assigned or assumed without the written agreement of the Executive and the Company.

7.           No Duty to Mitigate; Obligations of the Company.  The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement by seeking employment with a new employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that the Executive may receive from employment by another employer.  Except as otherwise provided by this Agreement, the obligations of the Company to make payment to the Executive as described herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

8.           Facility of Payment.If the Executive is under legal disability or, in the Company’s reasonable opinion, is in any way incapacitated so as to be unable to manage his or her affairs, the Company may cause payments or benefits that would otherwise be provided to such person to be provided to the Executive’s legal representative for his or her benefit or to be applied for the benefit of such person in any other manner that the Company may determine.  Such provision shall completely discharge the liability of the Company for payments and benefits hereunder.

9.           Application of Section 409A. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (i) payments or benefits received or to be received by the Executive pursuant to this Agreement in connection with the Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A of the Code, and (ii) the Executive is a “specified employee” under Section 409A of the Code, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earliest date following the Executive’s “separation from service” within the meaning of Section 409A which will permit the Executive to avoid such additional tax or interest.  The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties.  Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.

10.           Confidential Information and Return of Company Property.  Executive recognizes and acknowledges that all information pertaining to the affairs, business, results of operations, accounting methods, practices and procedures, members, acquisition candidates, financial condition, clients, customers or other relationships of the Company (“Information”) is confidential and is a unique and valuable asset of the Company.  Executive shall not, at any time, including following Executive’s separation from service with the Company, give to any person, firm, associate, corporation, or governmental agency any Information, except as may be required by law.  Executive will not make use of the Information for Executive’s own purposes or for the benefit of any person or organization other than the Company.  Executive will also use Executive’s best efforts to prevent the disclosure of Information by others.  All records, memoranda, etc. relating to the business of the Company are confidential and will remain the property of the Company.  Executive shall return all Company property to the Company within three days of  the effective date of Executive’s separation from service.  If Executive violates the terms of this Section 10, the Company will be entitled, upon making the requisite showing, to, among other things, preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section 10 without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy.  Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have under this Agreement.

11.           Notices.  Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

a.	if to the Company,

PHH CORPORATION
3000 Leadenhall Road
Mt. Laurel, New Jersey  08054
Attn:  General Counsel

b.	if to the Executive, at the home address which the Executive most recently communicated to the Company in writing.

Either party may provide the other with notice of a change of address, which shall be effective upon receipt.

12.           Gender and Number. A pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural and the plural includes the singular, unless the context clearly indicates otherwise.

13.           Waiver of Certain Severance Benefits. The Executive hereby agrees to waive any rights to receive severance benefits under the Company’s Severance Pay Plan for Officers or the Company’s Severance Pay Plan for Non-Officers, as applicable, during the period commencing on the effective date of this Agreement and ending after the first anniversary of the Effective Time of the Merger.

14.           Governing Law.  This Agreement shall be construed, administered and enforced in accordance with the laws of the [State of Maryland/New Jersey] to the extent not superseded by federal law.

15.           Integration with Other Benefit Programs.  Except as provided in Section 13, benefits payable under this Agreement will not increase or decrease the benefits otherwise available to the Executive under any of the Company’s retirement plans, welfare plans or any other employee benefit plans or programs unless otherwise expressly provided in any particular plan or program.

16.           No Employment Rights Created.This Agreement does not constitute a contract of employment and the Agreement does not give any person the right to be retained in the employ or service of the Company.

17.           Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement shall remain operative and in full force and effect.

18.           Tax Withholding.  The Company retains the right to withhold from any amounts due under this Agreement, any income, employment, payroll, excise and other taxes as the Company may, in its sole discretion, deem necessary.

19.           Successors.  This Agreement shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

20.           Counterparts.  For convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

***Signature on Following Page***

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement effective as of the date written below.

Executed this ___ day of ________, 2007
By:

______________________________
[Executive’s Name]

PHH CORPORATION

By: __________________________
Its: __________________________

Date: ________________________

ASSUMPTION BY PEARL MORTGAGE ACQUISITION 2, L.L.C.

Pursuant to Section 6 of the Agreement, Pearl Mortgage Acquisition 2, L.L.C. hereby assumes this Agreement effective as of _______________, 200__, and agrees to be bound by the terms and conditions hereof as described in Section 6 of the Agreement.

PEARL MORTGAGE ACQUISITION 2, L.L.C.

By: __________________________

Date: _________________________

EXHIBIT A

GENERAL RELEASE

THIS RELEASE (the “Release”) is entered into between _____________________(“Executive”) and PHH Corporation, a Maryland corporation (the “Company”), for the benefit of the Company.  The entering into and non-revocation of this Release is a condition to Executive’s right to receive the payments under the Executive Severance Agreement.  Capitalized terms used and not defined herein shall  have the meaning provided in the Executive Severance Agreement.

Accordingly, Executive and the Company agree as follows.

1.           In consideration for the payments and other benefits provided to Executive by the Executive Severance Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a)           Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all rights and liabilities up to and including the date of this Release arising under or relating to the employment of the Executive and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 etseq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment.  Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release or the Executive Severance Agreement.

(b)           To the maximum extent permitted by law, Executive agrees that he/she has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c)           This Release specifically excludes any claim for vested benefits to which the Executive may be entitled under any benefit plan or special retention bonus arrangement of the Company or any affiliate in which the Executive participates (the “Company Plans”).  The Executive’s entitlement to benefits under the Company Plans shall be determined in accordance with the provisions of those Company Plans.  This Release specifically excludes the Executive’s indemnification as an officer and employee of the Company or any affiliate thereof.  Nothing contained in this Release shall release the Executive from his/her obligations, including any obligations to abide by restrictive covenants under the Executive Severance Agreement, that continue or are to be performed following termination of employment.

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(d)           Executive represents that he is not aware of any facts or circumstances that would give rise, based on his/her actions, to any claims or lawsuits against the Company or any Release.

(e)           The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws.  In addition, the parties agree that this Release shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  The parties further agree that the Executive knowingly and voluntarily waives all rights or claims (that arose prior to the Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.           The Executive acknowledges that the Company has specifically advised him/her of the right to seek the advice of an attorney concerning the terms and conditions of this Release.  The Executive further acknowledges receipt of a copy of this Release, and has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release.  By executing this Release, the Executive affirmatively acknowledges sufficient and reasonable time to review this Release and to consult with an attorney concerning Executive’s legal rights prior to the final execution of this Release.  Executive has carefully read this Release and fully understands its terms.  The Executive understands that he/she may revoke this Release within seven (7) days after signing this Release.  Revocation of this Release must be made in writing and must be received by [__________________________________________] within the time period set forth above.

3.           This Release will be governed by and construed in accordance with the laws of the State of [Maryland/New Jersey], without giving effect to any choice of law or conflicting provision or rule (whether of the State of [Maryland/New Jersey] or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of [Maryland/New Jersey] to be applied.  In furtherance of the foregoing, the internal law of the State of [Maryland/New Jersey] will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.  This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he/she does not exercise his right of revocation as described above.  If Executive fails to sign this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payment under the Executive Severance Agreement.

I, ___________________________, HAVING READ THE FOREGOING RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON _______________________, 200_.

______________________________

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